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                        SETTLEMENT TRUST AGREEMENT

  THIS SETTLEMENT TRUST AGREEMENT is made and entered into effective April 24, 1996, by and among BROWN DISC PRODUCTS, INC. and RONALD H. COLE (collectively referred to as "Grantors") and GREGORY TIMM, ESQ., (hereafter referred to as "Trustee").

                          ARTICLE 1.00 - PURPOSES

  1.01 The purpose of this trust is to create a mechanism to implement paragraph 3 of a Settlement Agreement and General Release entered into by the Grantors and R. Eugene Rider and Eva Forsberg-Rider on the same day of this Trust Agreement, a copy of which Settlement Agreement and General Release is attached hereto as Exhibit A.

                      ARTICLE 2.00 - THE TRUST CORPUS

  2.02 The Grantors assign, convey, transfer and deliver to the Trustee 250,000 shares of stock (in certificates of 50,000 shares each) in Brown Disc Products, Inc., issued to R. Eugene Rider and Eva Forsberg-Rider (the "Beneficiaries") as joint tenants with rights of survivorship. These shares of stock shall constitute the trust corpus and shall be held and distributed as provided for in this Settlement Trust Agreement.

       ARTICLE 3.00 - ADMINISTRATION DURING TERM OF TRUST AND PROXY

  3.01 During the term of this trust, the Trustee shall accept all income, dividends, or additions, if any, attributable to the corpus and hold the same for distribution upon termination of the trust. On the effective date this Settlement Trust Agreement is established and the trust corpus received and on the same day of each subsequent month thereafter, 50,000 shares per month shall become subject to the terms and conditions of the irrevocable proxy attached hereto as Exhibit B so that at the end of 4 months from the date of this Settlement Trust Agreement, all 250,000 shares held in trust shall be subject to said proxy.

  The voting rights of those shares not subject to the proxy shall be exercised by the Trustee as he determines appropriate after consultation with the Beneficiaries.

                    ARTICLE 4.00 - TERMINATION OF TRUST

  4.01  Upon the agreement of the Grantors and the Beneficiaries or on May
5, 1998, which ever occurs first, the Trustee shall deliver the trusts corpus and any other income, dividends, or additions, if any, to the Beneficiaries, take proper receipt therefor and this trust shall terminate.


















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                          ARTICLE 5.00 - TRUSTEE

  5.01 The Trustee shall serve without surety on any bond otherwise required of him. The Trustee shall receive a one time fee of $500.00 for all services required under this Settlement Trust Agreement, payable at the time this trust is established.

 ARTICLE  6.00  -  TRUST ADMINISTRATION,  POWERS AND PROTECTIVE PROVISIONS

  6.01 Subject to the rule of prudence, Grantors' Trustees shall have all powers and authority otherwise granted fiduciaries under the Colorado Fiduciaries' Powers Act as amended to the date of the death of the Grantors.

  6.02 The validity, construction and administration of this trust shall be determined by reference to the laws of the State of Colorado.

  6.03 Any trust created by this instrument may be administered by the Trustees free from the control of any court which may otherwise have jurisdiction over Grantors' trust.

  IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.

                 Grantors:

                 BROWN DISC PRODUCTS, INC.

                 By:  Chairman and CEO  /s/ Ronald H. Cole
                      ------------------------------------

                 /s/  Ronald H. Cole
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                               RONALD H. COLE


APPROVED AND ACCEPTED:

TRUSTEE:

/s/  Gregory D. Timm
-----------------------------------------
Gregory Timm